UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2015

Gevo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35073	87-0747704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Settlement Agreement

On August 22, 2015 (the “Effective Date”), Gevo, Inc. (“Gevo”) entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with Butamax Advanced Biofuels LLC (“Butamax”), E.I. du Pont de Nemours & Company (“DuPont”) and BP Biofuels North America LLC (“BP” and, together with Butamax and DuPont, the “Butamax Parties”), that resolves the various disputes, lawsuits and other proceedings between one or more of the Butamax Parties and Gevo, as previously disclosed and as specifically identified in the Settlement Agreement (the “Subject Litigation”), and creates a new business relationship pursuant to which Butamax and Gevo have granted rights to each other under certain patents and patent applications in accordance with the terms of a Patent Cross-License Agreement (the “License Agreement”) which was entered into by Gevo and Butamax concurrently with the Settlement Agreement, as described in detail below.

Pursuant to the terms of the Settlement Agreement, the parties have agreed to terminate, by filing a joint motion of dismissal with prejudice, the Subject Litigation within 14 days after the Effective Date, subject to certain continuing permitted activities such as the rights of each of Gevo and Butamax to take further actions in connection with existing appeals and reexaminations for purposes of resolving existing disputes. Additionally, the parties have agreed to jointly request that the United States District Court for the District of Delaware (the “District Court”) vacate and withdraw its decisions and orders concerning certain of the parties’ substantive motions, specifically the District Court’s Claim Construction Memorandum Opinion and Order in matter 11-54, dated March 19, 2013, and the District Court’s Memorandum Opinion and Order, dated August 3, 2015, in matters 12-1036, 12-1300 and 12-1200. Should the District Court refuse to vacate those opinions/orders, Butamax will have the right to take such further action as may be appropriate in connection with the patents at issue in those matters, either in court or before the United States Patent and Trademark Office.

The Butamax Parties have also agreed to release, on behalf of themselves and their affiliates, Gevo and its affiliates from and against all claims that the Butamax Parties have or may have with respect to any matter arising from or related to the Subject Litigation. Likewise, Gevo has agreed to release, on behalf of itself and its affiliates, the Butamax Parties and their affiliates from and against all claims that Gevo has or may have with respect to any matter arising from or related to the Subject Litigation. The mutual release does not extend to any rights or obligations arising from the Settlement Agreement, the Confidential Disclosure Agreement, dated November 1, 2011, by and among Gevo and the Butamax Parties, the License Agreement or any other agreements between or among the parties and their affiliates.

In addition to the mutual release discussed above, the parties have also agreed to certain limitations on the making or participating in a challenge of the other party’s patents that are at issue in the Subject Litigation. The parties have also made certain representations, warranties and covenants to each other including, without limitation, with respect to obtaining certain consents.

The Settlement Agreement will continue in effect until the expiration of the licensed patents, unless earlier terminated by all parties in writing, except that certain obligations under the Settlement Agreement including the mutual release and obligations to pay royalties and other fees under the License Agreement will survive the termination of the Settlement Agreement.

The parties may not assign the Settlement Agreement or any right or obligation thereunder without the prior written consent of the other party. However, the parties may assign the Settlement Agreement to an affiliate or a person that acquires all or substantially all of the business or assets of such party, provided that the assignment includes all patents and patent applications owned by the assigning party that are at issue in the Subject Litigation, subject to certain restrictions.

License Agreement

In connection with the Settlement Agreement described above, and as a condition to the effectiveness of the Settlement Agreement, on August 22, 2015, Gevo entered into the License Agreement with Butamax. A summary of certain terms of the License Agreement is set forth below.

Pursuant to the terms of the License Agreement, each party receives a non-exclusive license under certain patents and patent applications owned or licensed (and sublicensable) by the other party for the production and use of biocatalysts in the manufacture of isobutanol using certain production process technology for the separation of isobutanol, and to manufacture and sell such isobutanol in any fields relating to the production or use of isobutanol and isobutanol derivatives, subject to the customer-facing field restrictions described below. Each party also receives a non-exclusive license to perform research and development on biocatalysts for the production, recovery and use of isobutanol.

Each party may produce and sell up to thirty million gallons of isobutanol per year in any field on a royalty-free basis. Butamax will be the primary customer-facing seller of isobutanol in the field of fuel blending (subject to certain exceptions, the “Direct Fuel Blending” field) and Gevo will be the primary customer-facing seller of isobutanol in the field of jet fuel for use in aviation gas turbines (the “Jet” field, also subject to certain exceptions). As such, subject to each party’s right to sell up to thirty million gallons of isobutanol per year in any field on a royalty-free basis, Gevo will only sell isobutanol through Butamax in the Direct Fuel Blending field subject to a royalty based on the net sales price for each gallon of isobutanol sold or transferred by Gevo, its affiliates or sublicensees within the Direct Fuel Blending field (whether through Butamax or not) and on commercially reasonable terms to be negotiated between the parties and Butamax will only sell isobutanol through Gevo in the Jet field subject to a royalty based on the net sales price for each gallon of isobutanol sold or transferred by Butamax, its affiliates or sublicensees within the Jet field (whether through Gevo or not) and on commercially reasonable terms to be negotiated between the parties; provided, that each party may sell up to fifteen million gallons of isobutanol in a given year directly to customers in the other party’s customer-facing field on a royalty-free basis so long as the isobutanol volumes are within the permitted thirty million gallons of isobutanol sold or otherwise transferred per year in any field described above and, in certain instances, each party may then sell up to the total permitted thirty million gallons per year in the other party’s customer-facing field on a royalty-free basis. In addition, in order to maintain its status as the primary customer-facing seller in these specific fields, each party must meet certain milestones within the first five years of the License Agreement. If such milestones are not met as determined by an arbitration panel, then a party will have the right to sell directly to customers in the other party’s customer-facing field subject to the payment of certain royalties to the other party on such sales.

In addition to the royalties discussed above for sales of isobutanol in the Direct Fuel Blending field, and subject to Gevo’s right to sell up to thirty million gallons of isobutanol per year in any field on a royalty-free basis, Gevo will pay to Butamax a royalty per gallon of isobutanol sold or transferred by Gevo, its affiliates or sublicensees within the field of isobutylene applications (other than isobutylene for paraxylene, isooctane, Jet, diesel and oligomerized isobutylene applications). Likewise, in addition to the royalties discussed above for sales of isobutanol in the Jet field, and subject to Butamax’s right to sell up to thirty million gallons of isobutanol per year in any field on a royalty-free basis, Butamax will pay to Gevo a royalty per gallon of isobutanol sold or transferred by Butamax, its affiliates or sublicensees within the fields of marine gasoline, retail packaged fuels and paraxylene (except for gasoline blending that results in use in marine or other fuel applications). The royalties described above will be due only once for any volume of isobutanol sold or transferred under the License Agreement, and such royalties accrue when such volume of isobutanol is distributed for end use in the particular royalty-bearing field. All sales of isobutanol in other fields will be royalty-free, subject to the potential technology fee described below.

In the event that Gevo, its affiliates or sublicensees choose to employ a certain solids separation technology for the production of isobutanol at one of their respective plants, Gevo is granted an option to license such technology from Butamax on a non-exclusive basis subject to the payment of a one-time technology license fee based on the rated isobutanol capacity for each such plant (subject to additional fees upon expansion of such capacity). Gevo also receives the option to obtain an engineering package from Butamax to implement this solids separation technology on commercially reasonable terms to be negotiated between the parties and subject to the technology fee described above and an additional technology licensing fee for use of the solids separation technology applicable to ethanol capacity as provided in such engineering package from Butamax (which capacity is not duplicative of the rated isobutanol capacity referenced above) in instances where Butamax provides an engineering package for use at a particular plant that will run isobutanol and ethanol production side-by-side using the licensed solids separation technology at such plant.

The License Agreement encompasses both parties’ patents for producing isobutanol, including biocatalysts and separation technologies, as well as for producing hydrocarbon products derived from isobutanol, including certain improvements and new patent applications filed within seven years of the date of the License Agreement. While the parties have cross-licensed their patents for making and using isobutanol, the parties will not share their own proprietary biocatalysts with each other. The parties may use third parties to manufacture biocatalysts on their behalf and may license their respective technology packages for the production of isobutanol to third parties, subject to certain restrictions. A third party licensee would be granted a sub-license, and would be subject to terms and conditions that are consistent with those under the License Agreement.

Under the License Agreement, the parties have also agreed to certain limitations on the making or participating in a challenge of the other party’s patents that are at issue in the Subject Litigation. The parties have also made certain representations, warranties and covenants to each other including, without limitation, with respect to obtaining certain consents, indebtedness, rights in the licensed patents, and relationships with certain other ethanol plant process technology providers.

The License Agreement will continue in effect until the expiration of the licensed patents, unless earlier terminated by a party as provided in the License Agreement. The parties also have certain termination rights with respect to the term of the license granted to the other party under the License Agreement upon the occurrence of, among other things, a material uncured breach by the other party. In the event that a party’s license is terminated under the License Agreement, such party’s sublicense agreements may be assigned to the other party, subject to certain restrictions.

The parties may not assign the License Agreement or any right or obligation thereunder without the prior written consent of the other party. However, the parties may assign the License Agreement to an affiliate or a person that acquires all of the business or assets of such party, subject to certain restrictions.

On August 24, 2015, Gevo issued a press release describing the Settlement Agreement and License Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Fifth Supplemental Indenture

On August 22, 2015, Gevo and its subsidiaries, as guarantors, entered into a Fifth Supplemental Indenture (the “Fifth Supplemental Indenture”) with Wilmington Savings Fund Society, FSB, as trustee (in such capacity, the “Trustee”), Wilmington Savings Fund Society, FSB, as collateral trustee (in such capacity, the “Collateral Trustee”) and WB Gevo, Ltd., as Requisite Holder and in its capacity as the holder of 100% of the 10.0% Convertible Senior Secured Notes due 2017 issued by Gevo (the “Sole Holder”) under that certain Indenture, by and among the Gevo and its subsidiaries, as guarantors, the Trustee and the Collateral Trustee, dated as of June 6, 2014. Under the Fifth Supplemental Indenture, the Requisite Holder and Sole Holder consented to, among other things, (a) the execution, delivery, and performance of the License Agreement and (b) the exchange of all or any portion of Gevo’s 7.5% Convertible Senior Notes due 2022 for common stock issued by Gevo.

The foregoing descriptions of the Settlement Agreement, License Agreement and Fifth Supplemental Indenture do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements, copies of which will be filed with the Securities and Exchange Commission as exhibits to Gevo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release issued by Gevo, Inc. on August 24, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gevo, Inc.

	By:	/s/ Brett Lund
Brett Lund Chief Legal Officer, General Counsel and Secretary
Date: August 27, 2015